Special Opportunities Fund, Inc., 615 East Michigan Street, Milwaukee, WI 53202

December 2, 2019

Mr. Paul Cellupica
Deputy Director and Chief Counsel Division of Investment Management
US Securities and Exchange Commission 100 F Street, NE
Washington, DC 20549 Dear Mr. Cellupica:

The Board of Directors of Special Opportunities Fund, Inc. (“SPE” or the “Fund”) is considering three anti-takeover bylaws. We are writing to determine whether the Staff of the Division of Investment Management (the “Staff”) believes any of these bylaws would contravene the Investment Company Act of 1940 (the “Act”), in particular Sections 16(a), 18(i) and 36(a). In addition, we request interpretive guidance regarding (a) the requirement in Sections 18(a)(1)(C)(i) and 18(a)(2)(C) that, in certain circumstances, the holders of senior securities issued by a registered investment company (a “RIC”) are entitled to elect directors, and (b) the board’s fiduciary duty in considering anti-takeover measures not expressly permitted by the Act.1

Background

SPE, a Maryland corporation, is a closed-end management investment company registered under the Act. SPE’s Board of Directors (the “Board”) is considering whether to adopt three bylaws that may impair the ability of shareholders to exercise their voting rights and may consider adopting one or more of these bylaw provisions. The first bylaw would prohibit a person from acquiring shares in excess of a specified percentage of the Fund’s outstanding shares (the “Share Ownership Limitation”) without the Board’s approval. The second bylaw would require the affirmative vote of the holders of at least a majority of the Fund’s outstanding Shares to elect a director (the “Majority Voting Requirement”). The third bylaw would (a) define a “Continuing Director,” and
(b) confer certain powers and privileges exclusively on the Continuing Directors.

General Discussion

In Boulder Total Return Fund, SEC Response to Request for Interpretive Guidance, No. 811- 07390 (Nov. 15, 2010) (“Boulder”), the Staff opined that “if [a RIC] opts into the [Maryland Control Share Acquisition Act (the ‘MCSAA’)], its actions would be inconsistent with the wording of, and purposes underlying, Section 18(i)” which Congress intended to address the use of “various devices of control” by investment company insiders to effectively deny public shareholders “any real participation in the management of their companies.” More generally, the Staff noted:

1 Section 16(a) permits a RIC to have a classified board provided that “no class shall be elected for a shorter period than one year or for a longer period than five years and the term of office of at least one class shall expire each year.”

When Congress adopted the Investment Company Act, it focused on the protection of the rights of investment company shareholders and imposed on investment companies a unique governance system that seeks to reduce the conflicts of interest that are inherent in the investment company form. This governance system relies heavily on shareholders’ ability to exercise voting rights that serve as a check on investment company insiders. (Footnote omitted.)

In Boulder, the Staff referenced Congress’ reliance on “findings detailed in the Commission’s Report to Congress on Investment Trusts and Investment Companies (the ‘Trust Study’)”2 that “outlined a number of practices by which management maintained control of a fund.” (Footnote omitted.) It also cited a speech by the Director of the Division of Investment Management in which he acknowledged “that directors of CEFs…often must perform a difficult balancing function when faced with the prospect of a takeover attempt,” but cautioned that “[i]n reacting to these challenges, fund boards must be prudent in their responses in order to fulfill their fiduciary duty to the fund and its shareholders.”3

Recognizing its support for these general principles, we ask the Staff to advise the Board before it adopts any of the three bylaws it is considering.

The Share Ownership Limitation

The Share Ownership Limitation would restrict a person from becoming an owner of more than a specified percentage of the Fund’s outstanding shares (the “Share Ownership Limitation”) without the Board’s approval. The purpose of this provision is to prevent, impede or discourage a merger, tender offer, or proxy contest. Its deterrent effect on a merger or tender offer is direct and self- evident. It also indirectly discourages a proxy contest by preventing potential proxy contestants from minimizing their per share proxy solicitation expense. The Share Ownership Limitation would be modeled on that of Dividend and Income Fund (“DNI”)4, a Delaware statutory trust registered under the Act as a diversified, closed-end management investment company. DNI’s

2 Securities and Exchange Commission, Report on Investment Trusts and Investment Companies, pt. 3, ch.4, H.R. Doc. No. 136, 77th Cong., 1st Sess. (1940).

3 Andrew J. Donohue, Director, Division of Investment Management, Securities and Exchange Commission, Keynote Address at the Independent Directors Council, Investment Company Directors Conference, Amelia Island, Florida (Nov. 12, 2009) (transcript available at: http://www.sec.gov/news/speech/2009/spch111209ajd.htm#P23_6532).

4 DNI’s governing documents are available on its website at https://dividendandincomefund.com.

Share Ownership Limitation prohibits any person from voluntarily or involuntarily owning more than 4.99% of DNI’s outstanding shares without the Trustees’ prior approval5 and states that an acquisition of shares attempted to be made in violation of the Share Ownership Limitation “will be null and void ab initio to the fullest extent permitted by law.” While the MCSAA only nullifies the voting rights of an acquiring person with respect to shares owned in excess of a specified percentage of a company’s outstanding shares, it does not prohibit the acquisition of such shares or affect any other rights of that person. By contrast, DNI’s Share Ownership Limitation states that a person that acquires any shares in violation of its Share Ownership Limitation “shall not [with respect to such shares] be entitled to any rights of Shareholders, including, but not limited to, the rights to vote or to receive dividends….”

In view of the Staff’s position in Boulder that “[a]lthough discrimination between and among shareholders may be permitted for operating companies that use the MCSAA, such discrimination is not permitted for a CEF under Section 18(i),” we request that it advise us whether it believes that a Share Ownership Limitation that operates as described above is not inconsistent with Section 18(i).

The Majority Voting Requirement

The Majority Voting Requirement would require that, to be elected as a director of the Fund in a contested election, a nominee must, at a valid shareholder meeting, receive the votes of the holders of a majority of the Fund’s outstanding shares. As explained by former Director Donohue of the Division of Investment Management in 2009, a Majority Voting Requirement

is…a requirement that election of directors requires the affirmative vote of a majority of outstanding shares. For the vast majority of funds, election of a director requires a plurality of the votes cast. For a few funds, however, election of a director requires the affirmative vote of a majority of the outstanding shares. In a contested election, neither incumbents nor insurgents can garner the required vote. However, under Maryland law, incumbents are entitled to hold over until a successor is elected. In my view, this amounts to an anti- takeover device that keeps the existing board in place.6

A Majority Voting Requirement is no longer confined to “a few funds.” Most recently, the unitary board of directors of a number of closed-end funds advised by Legg Mason Partners Fund Advisor, LLC or its affiliates adopted a bylaw that reads in relevant part: “A majority of the votes entitled

5 As of June 30, 2019, pursuant to approval by DNI’s Board of Trustees, DNI’s Investment Manager and its affiliate, collectively owned approximately 9.1% of the DNI’s outstanding shares.

6 See FN 3.

to be cast in the election of directors shall be required to elect a director.”7 A recent proxy contest to elect directors of a closed-end fund illustrates how a Majority Voting Requirement works in a contested election. At the 2019 annual shareholder meeting of Neuberger Berman High Yield Strategies Fund Inc. (“NHS”) held on October 3, 2019, Saba Capital Management, L.P. solicited proxies to elect its nominees. Each of Saba’s nominees received approximately 6.2 million votes vs. approximately 4.0 million votes for the incumbents.8 Yet, because no nominee received the votes cast by holders of a majority of the approximately 19.5 million shares outstanding, each incumbent director whose term expired at the meeting will continue to serve as a director “until his or her successor is elected and qualified.”9

Since potential challengers to the incumbent directors may rationally conclude that a proxy contest will be futile if the Fund has a Majority Voting Requirement, it could be perceived as a means to ensure “the same entrenchment of insiders and enable the same abuses that Congress sought to debar by enacting Section 18(i)” by denying shareholders of the Fund “real participation in [its management].”10

In Badlands Trust Co. v. First Financial Fund, Inc., No. 02-2088, Fed. Sec. L. Rep. (CCH) 192,274 (4th Cir. 2003) (“Badlands”), an unpublished opinion that has not been cited in subsequent cases, the Fourth Circuit Court of Appeals held that even though the challengers received 59% of the votes cast for director in a contested election at a shareholder meeting at which the terms of the incumbent directors expired, “[t]he election of the two incumbents here at a prior shareholder meeting satisfies the plain language of § 80a-16(a).” 11 However, it did not assess, as directed in

7 For example, see https://www.sec.gov/Archives/edgar/data/1504545/000119312519283480/d822211d8k.htm. By contrast, Legg Mason’s own corporate governance principles provide for a majority voting standard but only in an uncontested election for directors. See LEGG MASON, INC. CORPORATE GOVERNANCE PRINCIPLES available at https://www.leggmason.com/content/dam/legg-mason/documents/en/corporate-and- organizational/governance-document/lm-corp-gov-principles.pdf.

8 See Saba’s Tender Proposal of Neuberger Berman’s High Yield Strategies Fund Passes, October 9, 2019 available at https://www.businesswire.com/news/home/20191008005829/en/Saba’s-Tender-Proposal-Neuberger-Berman’s- High-Yield.

9 DEFC14A, available at https://www.sec.gov/Archives/edgar/data/1487610/000089843219001126/defc14a.htm. NHS has a three-year classified board as permitted by Section 16(a) which requires that “the term of office of at least one class shall expire each year,” not “[or] until his or her successor is elected and qualified.”

10 Boulder.

11 The Court did not discuss whether it mattered if a “holdover” director was previously elected without opposition or under a different criterion for election. Nor did it consider that its ruling could result in a RIC having “holdover” directors whose terms had expired continue to serve not just temporarily, as it assumed (“Moreover, the measure is only temporary. The holdover directors can be replaced when successors are validly elected.”), but indefinitely. In addition, the Court used a strict textual analysis to conclude that a Majority Voting Requirement did not violate Maryland law. It acknowledged that the legislative history of the statute in question indicated that it was intended to ‘“essentially eliminate the possibility’ of failed elections and holdover directors” but concluded that “this is not a case where there is a need to look past the statutory text.”

Section 1(b), whether that Majority Voting Requirement advanced the interest of directors, rather than shareholders. If it had examined that issue, it might have concluded that if, as in Badlands,
(1) a director was previously elected to serve for a specific term, (2) at the expiration of that term, a shareholder meeting to elect directors is held, and (3) that director is not re-elected, then he or she is not deemed to be “elected” for purposes of compliance with Section 16(a)12 That conclusion might be further supported where the failure of anyone to be elected at a contested meeting is the intended result of a Majority Voting Requirement, a factor the Badlands court did not consider. Moreover, the Badlands Court did not address whether the adoption or enforcement of a Majority Voting Requirement for election of directors in a contested election violates Section 18(i) or constitutes a breach of fiduciary duty under Maryland law or the Act.13 Consequently, we request that the Staff state whether it believes the adoption of a Majority Voting Requirement is inconsistent with any provision of the Act.

The Continuing Director Bylaw

The Continuing Director Bylaw would (a) define a “Continuing Director” as (i) each of the incumbent directors and (ii) any director whose nomination for election is approved by the Continuing Directors, and (b) confer certain powers exclusively on the Continuing Directors including the power to amend the Fund’s bylaws, waive the Share Ownership Limitation, determine the number of directors, and fill any vacancies. In addition, the Continuing Director Bylaw may provide for indemnification exclusively for current and former Continuing Directors.

The only cases we have identified regarding continuing directors have been in connection with (1) a “dead hand poison pill” which confers the power to rescind a stockholder rights plans exclusively

12 This interpretation is not inconsistent with that of the Staff in John Nuveen & Co. Inc., SEC No-Action Letter, No. 801-4535 (Nov. 18, 1986) which addressed the ambiguity of whether a RIC is required to hold an annual shareholder meeting to elect directors. It said nothing about whether, if such a meeting is duly held and a director fails to be re- elected at that meeting, his or her continued service as a “holdover” director would violate Section 16(a).

13 There has been a longstanding controversy about whether a plurality or majority voting standard should apply to uncontested elections for directors of public companies. The contention is that plurality voting does not adequately permit shareholders to express disapproval in an uncontested election because each nominee on the board’s slate will still be elected so long as he or she receives at least one affirmative vote, even if a majority of votes are withheld. However, we are not aware of anyone advocating anything other than a plurality vote for contested elections. As the American Bar Association Committee on Corporate Laws of the Section on Business Law has recommended:

[W]hen there are more candidates for election as directors by a voting group…than seats to be filled, the resulting election contest [should] be conducted by means of a plurality vote…. Such plurality voting is appropriate in that circumstance because shareholders will have a choice.

See ABA Committee on Corporate Laws, Changes in the Model Business Corporation Act – Amendments to Chapter 7 and Related Provisions Relating to Shareholder Action Without a Meeting, Chapters 8 and 10 Relating to Shareholder Voting for the Election of Directors, and Chapter 13 Relating to Appraisal and Other Remedies for Fundamental Transactions, 61 Bus. Law. 1427 (2006).

on the continuing directors,14 and (2) a “proxy put, i.e. a loan covenant that permits the debtholder to require the debtor corporation to pay back the outstanding loan in the event the continuing directors are ousted in a proxy contest.15 Courts have generally been skeptical of these provisions. For example, in Irving Bank Corp., the New York Supreme Court invalidated a continuing director provision on the basis that it “effectively limits the powers of the future board” which, may indirectly have the effect of preventing, impeding or discouraging a proxy contest.

Although the Act assigns certain specific duties and responsibilities to the entire board of a RIC, e.g., as in Section 15(a)(2), or to the independent directors, e.g., as in Section 15(c), it does not expressly prohibit a board comprised of continuing and non-continuing directors with different powers and privileges (other than those assigned in the Act). We ask that the Staff provide guidance as to whether any or all of Sections 16(a), 18(i) and 36(a) of the Act prohibit the discriminatory assignment of any powers or privileges among directors of a RIC other than those expressly specified in the Act.16

Sections 18(a)(1)(C)(i) and 18(a)(2)(C)

Sections 18(a)(1)(C)(i) and 18(a)(2)(C) require that, in certain circumstances, the holders of senior securities issued by a RIC “shall be entitled” to elect directors. SPE has senior securities outstanding. If the Staff determines that any of the aforementioned provisions are generally not violative of the Act, we ask that it advise us as to whether they are also permissible with respect to Sections 18(a)(1)(C)(i) and 18(a)(2)(C) since they may have the effect of weakening the ability of the holders of senior securities to exercise their entitlement to elect directors.

Fiduciary Duty and Voting Rights

In Boulder, as noted above, the Staff cited a speech by former Director Donohue in which he questioned the propriety of actions by a board of directors that may infringe on the voting rights of shareholders of RICs.17 He stated that, “to thwart takeover attempts…fund boards must be prudent …in order to fulfill their fiduciary duty to the fund and its shareholders” and concluded that the ultimate question a board should answer is “not just whether the action is legal under state and federal law, but whether it is truly in the best interests of fund shareholders.”

14 Bank of N.Y. Co. v. Irving Bank Corp., 528 N.Y.S.2d 482 (Sup. Ct. 1988). Carmody v. Toll Bros., Inc., 723 A.2d 1180 (Del. Ch. 1998).

15 San Antonio Fire & Police Pension Fund v. Amylin Pharm., Inc., 983 A.2d 304 (Del. Ch. 2009); Kallick v. Sandridge, 68 A.3d 242 (Del. Ch. 2013).

16 In Boulder, the Staff objected to discrimination “against certain shareholders by denying important voting rights and would contribute to the entrenchment of management.” A Continuing Director Bylaw could be viewed as an indirect means to the same end.

17 See FN. 3.

Delaware courts have established a high fiduciary standard for boards considering placing obstacles on the exercise of the shareholder franchise. In Aprahamian v. HBO & Co., 531 A.2d 1204, (Del. Ch. 1987), the Chancery Court said this:

The corporate election process, if it is to have any validity, must be conducted with scrupulous fairness and without any advantage being conferred or denied to any candidate or slate of candidates. In the interests of corporate democracy, those in charge of the election machinery of a corporation must be held to the highest standards in providing for and conducting corporate elections.

One year later, in Blasius Industries, Inc. v. Atlas Corp., 564 A.2d 651 (Del. Ch. 1988), the Chancery Court made it clear that a board of a Delaware corporation cannot rely solely on its business judgment if it takes an action for the primary purpose of preventing the effectiveness of a shareholder vote. Rather, the board must have a compelling justification. The Court explained:

The shareholder franchise is the ideological underpinning upon which the legitimacy of directorial power rests….Action designed principally to interfere with the effectiveness of a vote inevitably involves a conflict between the board and a shareholder majority….[I]n such a case, the board bears the heavy burden of demonstrating a compelling justification for such action.

We recognize the standard of fiduciary duty required by the Act may be different than that required by Delaware law. Therefore, we request that the Staff provide guidance regarding the fiduciary duty of boards of directors of RICs when considering measures that may impair the effectiveness of a shareholder vote.

Please contact me at 914-260-8248 or pgoldstein@bulldoginvestors.com if you would like to discuss this further or if you require any additional information.

Sincerely yours,
Phillip Goldstein Chairman